Exhibit 23.1

                       [LETTERHEAD OF CUTLER & CO., LLC]


To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Nimtech Corp. on Amendment No. 3 to Form S-1 of our Report of Independent Registered Public Accounting Firm, dated October 14, 2014, on the balance sheet of Nimtech Corp. as of July 31, 2014 and the related statements of operations, changes in shareholder's equity and cash flows for the period from February 4, 2014 (Inception) to July 31, 2014 and of our review report dated March 18, 2015 with respect to the unaudited interim financial statements on the balance sheet of Nimtech Corp. as of January 31, 2015 and the related statements of operations, changes in shareholder's equity (deficit) and cash flows for the three and six month periods ended January 31, 2015 and the period from February 4, 2014 (Inception) to October 31, January 31, 2015 which appear in such Registration Statement.

We also consent to the references to us under the headings "Experts" in such Registration Statement.


                                             /s/ Cutler & Co. LLC
Wheat Ridge, Colorado                        -----------------------------------
April 10, 2015                               Cutler & Co. LLC